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                                                                    EXHIBIT 99.2



Contacts:
         North Bancorp, Inc. - Kathy Taskey, Senior Vice President, Operations - P:989 705-2903
         Marcotte Financial Relations - Mike Marcotte - P:248 656-3873

NORTH BANCORP, INC. ANNOUNCES
RETIREMENT OF ITS BANK PRESIDENT                        FOR IMMEDIATE RELEASE

         GAYLORD, Mich. -- May 14, 2003 - NORTH BANCORP, INC., (OTCBB: NBCP) the holding company for FIRST NATIONAL BANK OF GAYLORD, announced that John R. Kluck has retired effective immediately as President and Chief Executive Officer of the Bank.

         Mr. Kluck is succeeded by William A. Kirsten, who was named President and Chief Executive Officer for a one-year period commencing immediately. Mr. Kirsten's status will be reviewed by the Board of Directors at the end of such period. Mr. Kirsten has served as the Bank's Chief Financial Officer since 1996.

         Mr. Kluck, 60, had served at the helm of First National Bank of Gaylord since 1992. He cited health reasons and a desire to spend more time with his family and in leisure activities as contributing factors to his decision. In late 2002, Mr. Kluck was successfully treated for life-threatening esophageal cancer.

         Forward Looking Statement. Any statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as "expect," "believe," "intend," "estimate," "project," "may" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are predicated on management's beliefs and assumptions based on information known to North Bancorp's management as of the date of this news release and do not purport to speak as of any other date. Forward-looking statements may include descriptions of plans and objectives of North Bancorp's management for future or past operations, products or services, and forecasts of the Corporation's revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries, estimates of credit quality trends and global stability. Such statements reflect the view of North Bancorp's management as of this date with respect to future events and are not guarantees of future performance, involve assumptions and are subject to substantial risks and uncertainties, such as the changes in North Bancorp's plans, objectives, expectations and intentions. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, the

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North Bancorp, Inc.
J. Kluck Retirement
Page 2

Corporation's actual results could differ materially from those discussed. Factors that could cause or contribute to such differences are changes in interest rates, changes in the accounting treatment of any particular item, the results of regulatory examinations, changes in industries where North Bancorp has a concentration of loans, changes in the political, economic and regulatory environment, changes in the level of fee income, changes in general economic conditions and related credit and market conditions, and the impact of regulatory responses to any of the foregoing. Forward-looking statements speak only as of the date they are made. North Bancorp does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. For any forward-looking statements made in this news release or in any documents, North Bancorp claims the protection of the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.




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